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                                                                    EXHIBIT 23.1


The Board of Directors
Packeteer, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (File number 333-86717) of Packeteer, Inc. of our report dated January 21, 2000, relating to the consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1999, annual report on Form 10-K of Packeteer, Inc.

                                       /s/ KPMG LLP

Mountain View, California
March 23, 2000